Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-140803, 333-145126, and 333-147751 on Form SB-2 of Daystar Technologies, Inc. of our report dated March 31, 2011 relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of DayStar Technologies, Inc. for the year ended December 31, 2011.

/s/    HEIN & ASSOCIATES LLP

Irvine, California

March 30, 2012